Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PYXUS INTERNATIONAL, INC.

(Exact name of registrant, as specified in its charter)

Virginia	54-1746567
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer) Identification No.)

8001 Aerial Center Parkway

Morrisville, North Carolina 27560-8417

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (919) 379-4300

AMENDED AND RESTATED PYXUS INTERNATIONAL, INC. 2016 INCENTIVE PLAN

(Full title of the plan)

William L. O’Quinn, Jr.

Senior Vice President - Chief Legal Officer and Secretary

Pyxus International, Inc.

8001 Aerial Center Parkway

Morrisville, North Carolina 27560-8417

(Name and address of agent for service)

(919) 379-4300

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common stock (no par value)	900,000 (1)	$15.23305 (2)	$13,709,745 (2)	$1,662

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also relates to an indeterminate number of additional shares of common stock issuable with respect to the shares registered hereunder in the event of a stock split, stock dividend or other similar transaction.

(2)

In accordance with Rule 457(h)(1) of the Securities Act, the price for the shares is computed on the basis of the average high and low prices for the common stock of Pyxus International, Inc. on August 23, 2019 as reported on the New York Stock Exchange.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

Not required to be filed with the Securities and Exchange Commission (the “Commission”).

Item 2.	Registrant Information and Employee Plan Annual Information.

Not required to be filed with the Commission.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

This Registration Statement on Form S-8 is filed by Pyxus International, Inc., a Virginia corporation (the “Company” or the “Registrant”) relating to 900,000 shares of its common stock, without par value per share, issuable pursuant to the Amended and Restated Pyxus International, Inc. 2016 Incentive Plan.

Item 3.	Incorporation of Documents by Reference.

The Company hereby incorporates by reference into this registration statement the following documents filed with the Securities and Exchange Commission (the “Commission”) by the Company:

(a)	Annual Report on Form 10-K for the fiscal year ended March 31, 2019;

(b)	Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2019;

(c)	Current Reports on Form 8-K, filed on August 15, 2019.

(d)	The description of the Company’s common stock, without par value, contained in the Company’s registration statement on Form S-4/A as filed March 3, 2005.

All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing such documents. Any statement contained in this registration statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document which is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any other subsequently filed document that is or is deemed to be incorporated by reference herein, modifies or supersedes such statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Virginia Stock Corporation Act (the “VSCA”) permits, and the Company’s amended and restated articles of incorporation, as amended, provide for, the indemnification of the Company’s directors and officers in a variety of circumstances, which may include indemnification for liabilities under the Securities Act. Under sections 13.1-697 and 13.1-702 of the VSCA, a Virginia corporation generally is authorized to indemnify its directors and officers in civil and criminal actions if they acted in good faith and believed their conduct to be in the best interests of the corporation and, in the case of criminal actions, had no reasonable cause to believe that the conduct was unlawful. The Company’s amended and restated articles of incorporation require indemnification of directors and officers with respect to certain liabilities and expenses imposed upon them by reason of having been a director or officer, except in the case of willful misconduct or a knowing violation of criminal law. The Company has obtained insurance on behalf of its directors, officers, employees or agents that may cover liabilities under the Securities Act. In addition, the VSCA and the Company’s amended and restated articles of incorporation eliminate the liability for monetary damages of a director or officer in a shareholder or derivative proceeding. This elimination of liability will not apply in the event of willful misconduct or a knowing violation of criminal law or any federal or state securities law. Sections 13.1-692.1 and 13.1-696 through 704 of the VSCA are incorporated into this paragraph by reference.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

4.1	Amended and Restated Pyxus International, Inc. 2016 Incentive Plan, incorporated by reference to Appendix A to the definitive proxy statement of Pyxus International, Inc. filed on July 15, 2019 (SEC File No. 001-3684)

4.2	Amended and Restated Articles of Incorporation of Pyxus International, Inc. (formerly, Alliance One International, Inc.), as amended, incorporated by reference to Exhibit 3.01 of the Quarterly Report on Form 10-Q for the period ended September 30, 2018, filed November 7, 2018 (SEC File No. 001-13684)

4.3	Amended and Restated Bylaws of Pyxus International, Inc., incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K, filed February 14, 2019 (SEC File No. 001-13684)

4.4	Specimen of Common Stock certificate of Pyxus International, Inc. incorporated by reference to Exhibit 4.01 of the Quarterly Report on Form 10-Q for the period ended September 30, 2018, filed November 7, 2018 (SEC File No. 001-13684)

5	Opinion of Robinson, Bradshaw & Hinson, P.A.

23.1	Consent of Robinson, Bradshaw & Hinson, P.A. (contained in Exhibit 5)

23.2	Consent of Deloitte & Touche LLP

24.1	Powers of Attorney

Item 9.	Undertakings.

(a)    The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(b)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Morrisville, State of North Carolina, on August 28, 2019.

PYXUS INTERNATIONAL, INC.

By:	/s/ Joel L. Thomas
Joel L. Thomas
Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ J. Pieter Sikkel J. Pieter Sikkel	President, Chief Executive Officer, Chairman of the Board and Director (Principal Executive Officer)	August 28, 2019

/s/ Joel L. Thomas Joel L. Thomas	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	August 28, 2019

/s/ Philip C. Garofolo Philip C. Garofolo	Vice President - Controller (Principal Accounting Officer)	August 28, 2019

/s/ Daniel A. Castle Daniel A. Castle*	Director	August 28, 2019

/s/ Jeffrey A. Eckmann Jeffrey A. Eckmann*	Director	August 28, 2019

/s/ Joyce L. Fitzpatrick Joyce L. Fitzpatrick*	Director	August 28, 2019

/s/ C. Richard Green C. Richard Green, Jr.*	Director	August 28, 2019

/s/ Donna H. Grier Donna H. Grier*	Director	August 28, 2019

/s/ Nigel G. Howard Nigel G. Howard*	Director	August 28, 2019

/s/ Mark W. Kehaya Mark W. Kehaya*	Director	August 28, 2019

/s/ John D. Rice John D. Rice*	Director	August 28, 2019

/s/ Nathan A. Richardson Nathan A. Richardson*	Director	August 28, 2019

/s/ Martin R. Wade III Martin R. Wade III*	Director	August 28, 2019

*By:	/s/ Joel L. Thomas
(Joel L. Thomas, Attorney-in-Fact)